EXHIBIT 99.17
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AT THE COMPANY    AT THE FINANCIAL RELATIONS BOARD
Karen Dickelman   Tony Ebersole     Laura Kuhlmann    Claire Koeneman
Director/Investor General           Media Inquiries   Analyst Inquiries
Relations         Inquiries         312 640-6727      312 640-6784
312 683-3671      312 640-6728



FOR IMMEDIATE RELEASE
WEDNESDAY AUGUST 19, 1998





    BANYAN STRATEGIC REALTY TRUST ANNOUNCES $18.1 MILLION PURCHASE OF TWO
       OFFICE/INDUSTRIAL PROPERTIES IN METROPOLITAN ATLANTA, GEORGIA; INCREASES HOLDINGS IN ATLANTA AREA TO APPROXIMATELY 900,000 NET
                            RENTABLE SQUARE FEET

               Purchase Increases Total Portfolio Assets by 9%



CHICAGO, AUGUST 19, 1998 - Banyan Strategic Realty Trust (Nasdaq:BSRTS) today announced the acquisition of two office/industrial park properties located in the northeastern suburbs of Atlanta, Georgia for a purchase price of approximately $18.1 million, including closing costs and other
related expenses.   These acquisitions increase the Trust's total portfolio
assets by 9% for an additional 265,000 net rentable square feet. This transaction also increases the Trust's presence in the Atlanta market to approximately 900,000 net rentable square feet. The acquisition price equates to a capitalization rate of 11% on net operating income for the full year 1999.

The Trust's total acquisitions so far this year approximate $60 million or 833,000 net rentable square feet. Currently, the Trust's property portfolio includes 32 properties totaling 3.7 million net rentable square feet and 864 apartment units having acquisition values of approximately $209 million.

The properties, known as TECHNOLOGY PARK and JOHNS CREEK AND INDUSTRIAL PARK are located in Norcross, Duluth and Suwanee, Georgia, all northeast suburbs of Atlanta and part of an area known as Peachtree Corners - a favored location for high technology companies.



















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In total, the properties contain five separate buildings and represent both the office and office/distribution sectors. Current occupancy at each property is 100%. A further breakdown of individual property data is as follows:


TECHNOLOGY PARK
---------------

Approximately $12.4 million of the $18.1 acquisition price ($84.82 per square foot) is attributable to Technology Park. The property includes three office buildings:

 .     205 Scientific Drive    Norcross, Georgia       21,380 net rentable
                                                      square feet

 .     302 Research Drive      Norcross, Georgia       58,157 net rentable
                                                      square feet

 .     303 Research Drive      Norcross, Georgia       66,132 net rentable
                                                      square feet


JOHNS CREEK OFFICE AND INDUSTRIAL PARK
--------------------------------------

Approximately $5.7 million of the $18.1 acquisition price ($47.93 per square foot) is attributable to Johns Creek Office and Industrial Park. The property includes two office/distribution facilities:

 .     11455 Lakefield Drive   Duluth, Georgia         59,343 net rentable
                                                      square feet

 .     3851 Lakefield Drive    Suwanee, Georgia        60,000 net rentable
                                                      square feet

This transaction was funded via proceeds borrowed pursuant to the Trust's secured line of credit and unsecured credit facility.

"The addition of these new properties brings us more than half-way to our targeted $100 million acquisition goal for the year," stated Leonard G. Levine, President of the Trust.

Banyan Strategic Realty Trust is an equity Real Estate Investment (REIT) with a portfolio that includes primarily flex/industrial and suburban
office buildings, as well as retail and residential properties.   The
properties are located in major metropolitan areas and mid-to-small second tier markets primarily in the Midwest and Southeast United States. The Trust currently has 13,316,059 shares of beneficial interest outstanding.





















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Some of the statements contained in the foregoing are forward-looking statements. Words such as "believes," "intends," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements which are subject to a number of risks and uncertainties, including, among other things, general real estate investment risks, lack of operating history associated with recent acquisitions, potential inability to repay or finance indebtedness at maturity, increases in interest rates, competition for property acquisitions, adverse consequences of failure to qualify as a REIT, and possible environmental liabilities. Actual results could differ materially from those projected in these forward-looking statements. Reference is made to the annual report on Form 10-K filed by the Trust, specifically under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations - Factors Affecting the Trust's Business Plan" for a more complete discussion of these risk factors. The Trust undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.


See Banyan's Website at http://www.banyanreit.com for complete company information.



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